Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Super Group (SGHC)

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$13,274,991.74	$110.20 per $1,000,000	$1,462.91

Fees Previously Paid

Total Transaction Valuation			$1,462.91

Total Fees Due for Filing			$1,462.91

Total Fee Offsets			—

Net Fee Due			$1,462.91

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Super Group (SGHC) Limited (the “Company”) is offering holders of a total of 22,499,986 public warrants to purchase ordinary shares of the Company, no par value per share (“Ordinary Shares”) the opportunity to exchange such warrants and receive 0.25 Ordinary Shares in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on the New York Stock Exchange on November 3, 2022, which was $0.59 per public warrant.

(2)	The amount of the filing fee assumes that all outstanding public warrants of the Company will be exchanged.